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                                                                    EXHIBIT 10.6





                          TELEPHONE SERVICES AGREEMENT
                               BETWEEN REGISTRANT
                            AND INTEROFFICE/BETHESDA
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                              InterOffice/Bethesda
                            3 Bethesda Metro Center
                                   Suite 700
                               Bethesda, MD 20814

                                 OfficeAccess 1

THIS AGREEMENT is made and entered into January 1, 1999 by and between InterOffice/Bethesda (InterOffice) and Efox.net, Inc. (Client)

TERM: The commencement date shall be January 1, 1999 and shall terminate upon receipt of thirty (30) written notice from either party effective from the first day of any month.

SERVICES RENDERED: Under this Agreement, InterOffice will transfer calls and take a reasonable number of messages and telephone calls for Client, between the hours of 8:45 a.m. and 5:30 p.m. ("normal working hours"), Monday through Friday excluding any company holidays. Client will have the use of one voice mailbox. Mail will be received and sorted and Client has the option of having InterOffice forward mail once a week for a fee plus postage and supply costs, plus twenty percent (20%). Client is entitled to three (3) hours per month use of an office (if available), workstation or conference room during "normal business hours". Client has access to all business support services which will be billed on a monthly basis. Client's name will be placed in the lobby directory for a one-time fee of $25.20.

Client recognizes that InterOffice or InterOffice's agent has expended considerable time, effort and expense in hiring and training its employees, and that the hiring of an employee by Client would save considerable time and expense in training and procurement and would cause InterOffice or InterOffice's agent to expend additional time and expense. Therefore, during the term and for six (6) months after its expiration, if Client hires an employee of InterOffice or Interoffice's agent who was an employee at any InterOffice Center during any portion of the term or for six (6) months after its expiration, Client agrees to pay InterOffice a procurement fee of $10,000.00.

COMPENSATION: Client agrees to remit to InterOffice a fee of $175.00 per month for the above mentioned services, due and payable on the first day of the month. Failure to provide payment by the 7th business day will result in a 5% late payment penalty on the outstanding balance and discontinuation of service.

Client shall indemnify and hold harmless InterOffice from and against any loss, damage or liability occasioned by or resulting from any default hereunder or any willful or negligent act on the part of the Client, its agents, employees, or invitees, or persons permitted on the Premises by Client. InterOffice shall save Client harmless from and against any loss, damage or liability occasioned by or resulting from the willful acts or gross negligence of InterOffice, its employees or agents. Client expressly agrees to waive, and agrees not to make any claim for damages, direct or consequential, arising out of any failure to furnish any service or facility, any error or omission with respect thereto, or any delay or interruption of the same, assuming such service or facility is not unreasonably withheld.

ENTIRE AGREEMENT: The above provisions represent the entire Agreement between both parties. It is agreed that any changes or alterations to the Agreement will be made in writing to the other party.


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Date: 1/6/99      By: /s/ Joseph R. Preston                         Date:             By: [SIG]
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                        Efox.net, Inc.                                                    InterOffice/Bethesda
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